Exhibit 99.2

JARDEN CORPORATION
Reconciliation of GAAP to NON GAAP For the quarters and years ended December 31, 2008 and 2007

	Quarters ended		Years ended
(in millions)	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Reconciliation of Non-GAAP measure:
Net income (loss)	(170.4)	(11.2)	(58.9)	28.1
Income tax provision (benefit)	(44.0)	12.5	26.3	38.5
Interest expense, net	45.9	49.0	178.7	149.7
Loss on early extinguishment of debt	—	—	—	15.7
Depreciation and amortization	30.6	31.5	120.3	96.4

Earnings before interest, taxes, depreciation and amortization (EBITDA)	(137.9)	81.8	266.4	328.4

Other adjustments:
Reorganization, acquisition-related integration costs, net	25.2	20.1	59.8	49.6
Purchase accounting adjustments for manufacturer’s profit in inventory	—	46.5	—	118.9
Impairment of goodwill and other intangibles	283.2	—	283.2	—
Duplicative administration costs	—	0.6	—	0.6
Inventory write-off	—	4.0	—	4.0

As Adjusted EBITDA	$170.5	$153.0	$609.4	$501.5